EXHIBIT 99.3


                                                  PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:  Jonathan B. Weis
          Director of Corporate Communications
          Entertainment Properties Trust
          (816) 472-1700

          Joe Keenan, Sturges & Word Inc.
          (816) 221-7500



             ENTERTAINMENT PROPERTIES TRUST ANNOUNCES
           YEAR-END RESULTS ABOVE ANALYST EXPECTATIONS

     KANSAS CITY, MO. (January 22, 1998)   Entertainment
Properties Trust (EPR:NYSE), a Real Estate Investment Trust
(REIT) that owns entertainment-related properties, reported today total income (rental income and interest income) of $2,473,766 for the period from November_18, 1997, the date the company's initial public offering was completed, through December 31, 1997. The company also reported net income during that same period of $1,441,911 which represents net income of $.22 per share on a full quarter equivalent basis ($.10 cents per share for the 44-day period of operations).

     The company's funds from operations (FFO) for the same period were $2,109,420 which represents $.33 per share on a full quarter equivalent basis ($.15 per share for the 44-day period of operations), more than 17 percent above the First Call composite forecast for the company.

     "We are delighted to have completed our first quarter as a publicly-traded company with such strong results," President Robert "Chip" Harris said. "Our earnings reflect the early purchase of the AMC Leawood Town Center 20 megaplex in December and effective management of our general and administrative costs."

     Entertainment Properties Trust was organized as a REIT in August 1997 and raised a total of $276 million through a public offering in November. December was the company's first full month of operations as a fully capitalized company.

     The company paid its first quarterly cash dividend of $2.5 million, or $.18 per share, earlier this month. The pro rata dividend amount represented an 8.0 percent yield for the stub period on the initial public offering price of $20 per share, which is consistent with the company's forecast.

     Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's common stock is traded on the New York Stock Exchange under the ticker symbol EPR.

Other than historical information, this press release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and identified by words such as "continue," "believe," "may," "hope," "anticipate," "goal," "forecast" or comparable terms. The Company's actual financial condition, results of operations or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties, including the Company's initial dependence on a single tenant and lease guarantor for its revenues and ability to make distributions, potential conflicts of interest, competition from other entities providing capital to the entertainment industry, dependence on key personnel, operating risks in the entertainment industry that may affect the operations of the Company's tenants, tax risks, interest rates and availability of debt financing, real estate investment risks and other risks and uncertainties. Investors are cautioned not to place undue reliance on such forward-looking statements, and are encouraged to review the risk factors identified in the company's prospectus dated November 18, 1997, and in the Company's reports filed with the Securities and Exchange Commission.